UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2006

MasterCard Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-32877	13-4172551
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Purchase Street Purchase, New York	10577
(Address of principal executive offices)	(Zip Code)

(914) 249-2000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 14, 2006, the Board of Directors of MasterCard Incorporated (the “Company”) elected Richard Haythornthwaite as Chairman of the Board of Directors and Steven J. Freiberg as a Class M director, or one of three directors elected by financial institutions that are holders of the Company’s Class M common stock. Mr. Freiberg does not currently serve on any committees of the Board. Attached hereto as Exhibit 99.1 is a press release announcing these elections.

Mr. Freiberg is Chairman and Chief Executive Officer of Citigroup’s Global Consumer Group NA and Co-Chair of Citigroup’s Global Consumer Group. As previously reported by the Company in its June 16, 2006 proxy statement filed with the Securities and Exchange Commission, and as required pursuant to Item 404 of Regulation S-K, affiliates of Citigroup are members of MasterCard International Incorporated and have entered into agreements with MasterCard International Incorporated in connection with, among other things, their payment programs. As of June 12, 2006, Citigroup and its affiliates had approximately 8.98% of the total voting power of the Company’s Class M common stock. For the full year 2005, the Company earned approximately $244 million in net revenues from Citigroup and its affiliates and paid Citigroup and its affiliates approximately $1 million for treasury and other related services.

Pursuant to the terms of Section 6.1 of the Company’s 2006 Non-Employee Director Equity Compensation Plan, on September 14, 2006, Mr. Haythornthwaite and Mr. Freiberg received 1,071 and 1,345 MasterCard deferred stock units, respectively. These awards of deferred stock units will be settled on September 14, 2010 under the terms of the plan.

The deferred stock units allocated to Mr. Haythornthwaite were awarded to him in his capacity as the newly-elected Chairman of the Board. Under the terms of the plan, annual awards of deferred stock units to the non-employee directors of the Company are determined by dividing $100,000 ($150,000 in the case of the Chairman of the Board) by the average of the high and low price for the Company’s Class A common stock on the New York Stock Exchange on the grant date. However, under the plan, each non-employee director who was elected at, or whose term of office would continue after the Company’s July 18, 2006 annual meeting would instead be awarded 2,565 deferred stock units and the Chairman of the Board would be awarded 3,850 deferred stock units. Since Mr. Haythornthwaite, along with the Company’s other non-employee directors, was already awarded 2,565 deferred stock units upon his election by shareholders at the Company’s July 18, 2006 annual meeting, Mr. Haythornthwaite’s September 14, 2006 award was determined by pro-rating the difference between 3,850 and 2,565 to correspond to the approximately 10-month portion of the period from annual meeting to annual meeting that Mr. Haythornthwaite will serve as Chairman of the Board.

Mr. Freiberg’s award represents a pro-rated portion of deferred stock units awarded to a non-employee director of the Company joining the Board at a time other than an annual meeting of shareholders, determined by dividing $100,000 by $61.98, the average of the high and low price for the Company’s Class A common stock on the New York Stock Exchange on the September 14, 2006 grant date, pro-rated to correspond to the approximately 10-month portion of the period from annual meeting to annual meeting that Mr. Freiberg will serve as a director.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit 99.1	Press Release of MasterCard Incorporated, dated September 14, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTERCARD INCORPORATED

Date: September 15, 2006	By	/s/ Noah J. Hanft
Noah J. Hanft General Counsel and Secretary